EXHIBIT 2.1




                            SHARE PURCHASE AGREEMENT

                                 by and between

                               PIVOTAL CORPORATION

                                    ("Buyer")

                                       and

                                 PIERRE MARCEL,


                                   MARC BAHDA

                                       and

                                  BERNARD WACH
                              ("Principal Sellers")

                                       and

                      Other Shareholders of Transitif S.A.





                                December 3, 1999



                                                                      [Initials]

                            SHARE PURCHASE AGREEMENT

     This SHARE PURCHASE AGREEMENT (this "Agreement"), dated as of 3rd December, 1999, is made and entered into by and between:

Pivotal Corporation, a company organized under the laws of British Columbia, Canada with registered address at 300 - 224 West Esplanade, North Vancouver, British Columbia V7M 3M6 Canada ("Buyer"), herein represented by Vincent Mifsud, its Vice President,Oerations and Chief Financial Officer;

and

Pierre Marcel, a French national residing at 10 rue Camille Corot 92500 Rueil Malmaison, France

Marc Bahda, a French national residing at 49, rue de la Federation, 75015 Paris, France and

Bernard Wach, a French national residing at 12 rue Mouton Duvernet 75014 Paris, France

(hereafter referred to as the "Principal Sellers")

Romain Marcel, Agathe Marcel, Bastien Marcel, and Anais Marcel

and together with the Principal Sellers are collectively referred to herein as "Sellers").

Recitals:

     1. Sellers own all of the issued shares of Transitif S.A., a corporation (societe anonyme) organized under the laws of France and registered with the Register of Commerce and Companies of Nanterre, France under registration number RCS B 950 564 872 and having its registered address at 15 rue Trebois, 92300 Levallois-Perret, France (the "Company"), and

     2. The registered share capital of the Company consists of 3000 shares, each having a nominal value of 100 FF (the "Shares"); and

     3. Sellers desire to sell, and Buyer desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement.

     4. The parties hereto therefore hereby agree as follows:

                                    ARTICLE I

                SALE OF SHARES, PURCHASE PRICE AND CLOSING DATES

1.01 Purchase and Sale on First Closing Date. Subject to the terms and conditions set forth in this Agreement, Sellers agree to sell to Buyer or to an affiliate of Buyer, and Buyer agrees



December 3, 1999                                                               2
                                                                      [Initials]
to purchase or to cause an affiliate of Buyer to purchase from Sellers on the date hereof (the"First Closing Date") all of the right, title and interest of Sellers free and clear of any liens or encumbrances in and to the following Shares, which shares shall constitute fifty-one percent (51%) of the issued share capital of the Company:

Pierre Marcel 176 shares representing 5. 87 % of the issued share capital of the Company and 11.50 % of Shares Transferred at First Closing and beneficial ownership ("usufruit") to 700 shares of the Company;

Marc Bahda 516 shares, representing 17.2 % of the issued share capital of the Company and 33.73 % of Shares Transferred at First Closing;

Bernard Wach.138 shares representing 4.60 % of the issued share capital of the Company and 9,02 % of Shares Transferred at First Closing;

Romain Marcel legal ownership ("nue-propriete") to 175 shares of the Company representing 5.83% of the issued share capital of the Company and 11.44 % of Shares Transferred at First Closing;

Bastien Marcel legal ownership ("nue-propriete") to 175 shares of the Company representing 5.83% of the issued share capital of the Company and 11.44 % of Shares Transferred at First Closing;

Agathe Marcel legal ownership ("nue-propriete") to 175 shares of the Company representing 5.83% of the issued share capital of the Company and 11.44 % of Shares Transferred at First Closing;

Anais Marcel legal ownership ("nue-propriete") to 175 shares of the Company representing 5.83% of the issued share capital of the Company and 11.44 % of Shares Transferred at First Closing;


1.02 Purchase Price for Shares Transferred on First Closing Date. The purchase price for the Shares transferred by Sellers to Buyer on the First Closing Date shall be an amount equal to 7,300,000 FF, of which 3,650,000 FF shall be paid to Sellers within five [5] business days after the First Closing Date in cash by wire transfer of funds and 3,650,000 FF shall be paid in cash by wire transfer of funds no later than January 6, 2000, it being understood that Sellers shall have the right to rescind the sale of the Shares sold to Buyer on the First Closing Date in the event full payment for such Shares has not been received by January 31, 2000, upon providing notice to Buyer on behalf of all Sellers and simultaneously repaying to Buyer all portions of the purchase price for the Shares received by Sellers.

All amounts payable to each individual Seller shall be in proportion to the percentage interest in the Shares transferred on the First Closing Date as set forth in section 1.01 above, unless the Sellers collectively agree otherwise and notify Buyer in writing of a different allocation of the Purchase Price among the Sellers prior to the Closing Date.



December 3, 1999                                                               3
                                                                      [Initials]

1.03 Purchase and Sale of Remaining Shares on the Second Closing Date

     If the terms and conditions precedent of this Agreement, including in particular section 5.01 (a) below, have been met and provided that the full purchase price for the Shares transferred at the First Closing has been received by the Sellers, the Principal Sellers agree to sell to Buyer or to an affiliate of Buyer, and Buyer agrees to purchase or to cause an affiliate of Buyer to purchase from the Principal Sellers no later than January 6, 2000 or such other date as Buyer and said Sellers shall agree (hereafter the "Second Closing Date") all of the Principal Sellers' right, title and interest, free and clear of any liens and encumbrances, in and to the following Shares, which shares constitute the remaining 49% of the issued share capital of the Company as of the date hereof (hereafter the "Remaining Shares"):

Pierre Marcel 843 shares, representing 28.10% of the issued share capital of the Company and 57.35% of the Shares Transferred at the Second Closing;

Marc Bahda 495 shares, representing 16.50% of the issued share capital of the Company and 33.67% of the Shares Transferred at the Second Closing; and

Bernard Wach 132 shares, representing 4.40% of the issued share capital of the Company and 8.98% of the Shares.

1.04 Payment for Remaining Shares Transferred on Second Closing Date.

     (a) As the purchase price for the Remaining Shares purchased from the Principal Sellers on the Second Closing Date, provided that the conditions set forth in section 1.04 (i) have been met, Buyer shall pay the Principal Sellers Earn-Out Payments which shall be based on Net Earnings of the Company and License Revenues received by the Company from the sale of licenses for Pivotal software products during the period between November 1, 1999 and June 30, 2002, as certified by an audit conducted by Deloitte & Touche. Subject to section 1.04 (h), all Earn-Out Payments shall be payable one-half (1/2) in cash in French francs and one-half (1/2) by the transfer or issuance of shares of Pivotal Corporation ( the "Pivotal Shares") whose value shall be determined by the weighted average closing price on Nasdaq (or if not then traded on Nasdaq, on the principal market on which Pivotal Shares are then quoted or traded) for the Pivotal Shares during the twenty trading days immediately preceding the end of the applicable Earn-Out period to which the payment relates. For purposes of calculating the French Franc value of the Pivotal Shares, the exchange rate used shall be the average noon rate for U.S. dollar/French Francs as published in the Wall Street Journal for the twenty trading days immediately preceding the end of the applicable Earn-Out Period. The portion of the Earn-Out Payment to be paid in cash will be payable within 30 days after the completion of the aforementioned audit of the Company's financial statements for the period ended as of the end of each Earn-Out period as indicated below. Buyer shall cause the aforementioned auditors to conduct an audit of the Company's financial statements within thirty days of the end of each Earn-Out period and shall immediately provide to the Principal Sellers a copy of the auditors report upon receipt thereof.



December 3, 1999                                                               4
                                                                      [Initials]

     (b) The Principal Sellers shall be deemed to have accepted the audited financial statements of the Company within 30 days after the date of receipt thereof, unless prior thereto the Principal Sellers give written notice (the "Objection Notice") to Buyer of objection to any item thereon, which notice shall specify in reasonable detail the basis for such objection. If the Principal Sellers give an Objection Notice, Buyer and the Principal Sellers shall attempt in good faith to resolve the dispute as promptly as possible.

     If the Buyer and the Sellers have not been able to agree upon a resolution of the dispute within 30 days after the date of the Objection Notice (which day period may be extended by written agreement of the parties), such dispute shall be resolved fully, finally and exclusively through use of Arthur Andersen ("Independent Accounting Firm").

     The determination of the Independent Accounting Firm with respect to any Earn-Out Payment shall be final and binding on the parties. The costs of the Independent Accounting Firm shall be apportioned between the Buyer and Principal Sellers as determined by such Firm in such manner as it deems reasonable taking into account the circumstances of the case, the conduct of the parties during the proceeding, and the result of the determination. Any proceeding of the Independent Accounting Firm shall be concluded in a maximum of 60 days from the date of the Objection Notice. The Parties will provide the Independent Accounting Firm with access to all papers and documents used by them in relation to the preparation, audit and/or review, as the case may be, of the audited financial statement. The Independent Accounting Firm shall limit its review to the items set out in the Objection Notice and shall not conduct a further audit of the financial statement.

     (d) Interest shall be due and payable by Buyer on any Earn-Out Payments required to be paid to Principal Sellers (other than an amounts validly withheld by Buyer pursuant to section 8.04 (c) of this Agreement) if such amount is not received by the Principal Sellers within 60 days of the end of any Earn-Out Period. Such interest shall accrue as from the end of such Earn-Out Period until the date of payment at the rate then applicable to 90 day U.S. Treasury Bills as published in the Wall Street Journal plus two percentage points.


(d) The Earn-Out Payments and corresponding Earn-Out Periods shall be calculated as follows:





          [This space left intentionally blank].


December 3, 1999                                                               5
                                                                      [Initials]

Earn-Out Period                            Net Earnings(after tax)        Percent of License Revenues
---------------                            -----------------------        ---------------------------
                                           Payable to Sellers              Payable to Sellers
                                           ------------------              ------------------

First Earn-Out Period:
November 1, 1999 to June 30, 2000                60%                       15%  of the first 5 million FF
                                                                           of License Revenues and 30% of
                                                                           License  Revenues in excess of 5
                                                                           million FF

Second Earn-Out Period:
July 1, 2000 to June 30, 2001                    60%                       0% for the first 9 million FF of
                                                                           License Revenues; 12% of License
                                                                           Revenues between 9 million FF and
                                                                           12 million FF; 25% of License Revenues
                                                                           in excess of 12 million FF

Third Earn-Out Period:
July 1, 2001 to June 30, 2002                    60%                       0 % for the first 12 million FF;
                                                                           10% of License Revenues between
                                                                           12 million FF and 24 million FF;
                                                                           20% of License Revenues in excess
                                                                           of 24 million FF


     (e) For purposes of the calculation of the Earn-Out Payments, "Net Earnings" shall mean for each Earn-Out Period the income of the Company after taxes, determined in accordance with US GAAP consistently applied, it being agreed that in calculating Net Earnings, (i) only those direct expenses relating to the operation of the Company will be included (for example, salaries, occupation expenses, communications and advertising in France), (ii) any indirect corporate or cost allocations which are exceptional in relation to the past practices of the Company will be excluded, (iii) the cost for Pivotal licenses paid by the Company will be calculated on the basis of the gross margin levels currently in effect on the date hereof under the Reseller Agreement between the Company and Pivotal Corporation, which agreement shall continue in effect during the duration of the Earn-Out Periods, (iv) only income and expenses for operations in France and the French speaking part of Switzerland shall not be taken into account, unless the territory of the Company has changed by mutual agreement of Buyer and the Principal Sellers, and (v) no deduction shall be taken for losses of the Company for which the Buyer has been fully indemnified pursuant to Article VIII hereof.


     For purposes of the calculation of the Earn-Out Payments, the term "License Revenues" shall mean the gross licensee fees received by the Company during the



December 3, 1999                                                               6
                                                                      [Initials]
     applicable Earn-Out Period from the sale of licenses for Pivotal software products sold to licensees in France and the French speaking part of Switzerland (unless the territory of the Company has changed by mutual agreement of Buyer and the Principal Sellers), and first-year maintenance charges received by the Company for such Pivotal software, less any taxes or credits given to licensees, determined in accordance with US GAAP. After the First Closing Date, the Company shall operate as a business unit of Buyer, focusing on sales in France and the French part of Switzerland. The Company will adhere to policies established by Buyer with respect to expenses, types of license agreements offered, approval processes for expenditures and hiring decisions, required approval for resale of products other than Pivotal products and other matters, provided such policies are not in violation of any applicable French law.

     (f) For purposes of the First Earn-Out Period, the balance sheet of the Company as at October 31, 1999 attached hereto in Exhibit A shall be used as the opening balance sheet.

     (g) If subsequent to the First Closing Date the Company shall merge or be merged into another entity, or the Company shall acquire the business or shares of another company, and such event has a potentially material impact on the operations of the Company, the Buyer shall elect one of the following actions with respect to Earn-Out Payments owed to the Principal Sellers after the occurrence of such event:

     (i) to the extent possible, the operations conducted by the Company on the effective date of merger or acquisition shall be identified separately and only the Net Earnings and License Revenues from such operations shall be taken into account for purposes of calculating the Earn-Out Payments; or

     (ii) the Buyer shall pay to the Principal Sellers within 90 days of such event a lump sum equal to the projected Earn-Out Payments for the remaining Earn-Out Periods based on the assumption that the growth in Net Earnings and License Revenues of the Company for the last twelve month period preceding the occurrence of any of the aforementioned events will continue at the same rate after such event, based on an audit of such twelve month period to be conducted by Buyer; or

     (iii) Buyer shall pay to the Principal Sellers within 90 days of such event an amount equal to 30 million FF, less the total amount of purchase price paid to all Sellers with respect to the Shares transferred on the First Closing Date and the Second Closing Date prior to occurrence of such event.


     (h) At its sole discretion upon providing prior notice to Sellers, Buyer may elect to pay Sellers in cash all or a portion of the Earn-Out Payments which would otherwise be payable to Sellers by the issuance or transfer of Pivotal Shares.

     (i) The right to receive Earn-Out Payments pursuant to this section 1.04 is personal to each of the Principal Sellers and non-assignable. Such right is further subject to the



December 3, 1999                                                               7
                                                                      [Initials]
     condition that at the end of any Earn-Out Period an individual Principal Seller shall hold the position of an employee, director or a legal representative of the Company, provided, however, that such condition shall not be applicable if such Seller's position with the Company has on or prior to such date been terminated by the Company without Cause or in the event of death or permanent disability of the Seller. For purposes of this Agreement, notwithstanding anything to the contrary under French law with respect to termination of employees or legal representatives of a French company, "Cause" for termination shall include, in particular, but not be limited to

     (i) after the First Earn-Out Period, the failure of the Company in any fiscal year to achieve growth in License Revenues compared to the previous fiscal year, except as a result of an unforeseen event beyond the control of the Principal Sellers;
     (ii) after the First Earn-Out Period, the failure of the Company substantially to achieve the Net Earnings targets established by mutual agreement of the Buyer and the Principal Sellers for any fiscal year except as a result of an unforeseen event beyond the control of the Principal Sellers;
     (iii) refusal or failure to perform job duties (other than failure due to disability); (iv) misconduct materially injurious to the Company
     (v)       dishonesty, fraud, or conviction or confession of a crime
     (vi)      theft or destruction of the Company's property, or
     (vii)     willful misconduct or gross negligence

     (j) Earn-Out Payments payable to the Principal Sellers shall be in proportion to the following percentages, unless the Principal Sellers collectively notify Buyer in writing of a different allocation of the Earn-Out Payments prior to the Second Closing Date:

                 Pierre Marcel             57.3 %
                 Marc Bahda                33.7 %
                 Bernard Wach                9.0%

1.05 Holding Period. Buyer shall hold all Pivotal Shares issued or transferred to the Principal Shareholders pursuant to this Agreement for the account of the Principal Sellers, and provided Buyer does not exercise its rights under Section 8.04 of this Agreement, Buyer shall release the Pivotal Shares to Principal Sellers as follows:

                                               Number of Months after           Percentage of Pivotal Shares
                                               Pivotal Shares are Issued        Released
                                               or Transferred
                                               --------------
Pivotal Shares issued or transferred             6 months                          25%
after First Earn-Out Period                      12 months                         25%
                                                 18 months                         25%
                                                 24 months                         25%

Pivotal Shares issued or transferred after        6 months                         50%
Second Earn-Out Period                            12 months                        25%
                                                  18 months                        25%

Pivotal Shares issued or transferred after        0 months                         50%,
Third Earn-Out Period                             6 months                         50%




December 3, 1999                                                               8
                                                                      [Initials]

1.06 The First Closing. The closing of the purchase of the Shares transferred on Date hereof (the "First Closing") has taken place simultaneously with the signature of this Agreement at the offices of Alexen Avocats, counsel for Sellers, 47 rue de Monceau, 75008 Paris, France. The First Closing is effective as of the close of business on the First Closing Date. Subject to the conditions set forth in this Agreement on the First Closing Date:

     (a) Sellers have assigned and transfered to Buyer good and valid title in and to the Shares being purchased pursuant to Section 1.01, free and clear of all liens, encumbrances or security interests by delivering to Buyer duly executed share transfer orders ("Ordres de mouvements") for such Shares, and

     (c) the Sellers have delivered to the Buyer the documents required to be delivered pursuant to Section 5.02 hereof.


1.07 The Second Closing. Subsequent to the conditions precedent in section 5.01, the closing of the purchase of the Shares transferred on the Second Closing Date (the "Second Closing") will take place at the offices of Alexen Avocats, counsel for Principal Sellers, 47 rue de Monceau, 75008 Paris, France or at such other place as is mutually agreeable to Buyer and the Principal Sellers. The Second Closing will be effective as of the close of business on the Second Closing Date. Subject to the conditions set forth in this Agreement on the Second Closing Date:

     (a) the Principal Sellers will assign and transfer to Buyer good and valid title in and to the Shares being purchased pursuant to Section 1.03, free and clear of all liens, encumbrances or security interests by delivering to Buyer Ordres de mouvements for such Shares, and

     (b) the Principal Sellers shall deliver to the Buyer the documents required to be delivered pursuant to Section 5.03 hereof.



1.08 Post-Closing Formalities

     (a) Within thirty days of the First Closing Date Sellers shall cause one original signed copy of this Agreement (and a certified translation if required under applicable regulations) to be registered with the competent French tax authorities. Buyer shall pay for half the registration taxes and translation fees incurred in connection with the transfer of Shares and Sellers shall pay for the remaining half of such taxes and translation fees.

     (b) Buyer shall immediately following the First Closing notify the French Ministry of Economy, Finance and Industry, Treasury Department, of its purchase of the Shares.



December 3, 1999                                                               9
                                                                      [Initials]

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each of the Sellers hereby jointly and severally represents and warrants to Buyer that, except as set forth in the Disclosure Schedule delivered by Sellers to Buyer on the date hereof (the "Disclosure Schedule" Exhibit C attached hereto) (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article II under captions referencing the Sections to which such exceptions apply):

2.01 Incorporation and Corporate Power. The Company is a corporation duly incorporated and validly existing under the laws of France, is registered with the Register of Commerce and Companies of Nanterre, France under no. RCS B 950 564 872 (89B04578) and has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted. The copies of the Company's Articles of Association (Statuts) which have been furnished by the Company to Buyer prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. The Company is registered to do business in every country or jurisdiction in which the nature of its business or its ownership or leasing of property requires it to be so registered.

2.02 Valid and Binding Agreements. The execution, delivery and performance of this Agreement by Sellers and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite actions by each Seller and all requisite corporate action of the Company, and no other proceedings are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Sellers and constitutes the valid and binding obligation of each of the Sellers, enforceable in accordance with its terms.

2.03 No Breach. The execution, delivery and performance of this Agreement by Sellers do not

     (i) conflict with or result in any breach of any of the provisions of,
     (ii)      constitute a default under,
     (iii)     result in a violation of,
     (iv) result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any of the Shares or any assets of Sellers or the Company, or
     (v) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body,

under the provisions of the Company's Statuts or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Sellers or the Company are bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Sellers or the Company are subject.




December 3, 1999                                                              10
                                                                      [Initials]

2.04 Governmental Authorities; Consents. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Sellers or by the Company in connection with the its execution, delivery and performance of this Agreement. Neither Sellers nor the Company is required to submit any notice, report or other filing with any governmental authority in connection with execution or delivery by it of this Agreement.

2.05 Ownership of Shares. Sellers own all right, title and interest in and to the Shares free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or limitations of any kind and, on the First Closing Dates, the delivery by Sellers of the share transfer orders as provided in
Section 1.06 hereof, and on the Second Closing Date the delivery by the Principal Sellers of the share transfer orders as provided in Section 1.07 hereof, will transfer good and valid title to the Shares being transferred on such dates to Buyer and its designated nominees, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or other limitations of any kind.

2.06 Subsidiaries. The Company does not own any shares, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, company, organization or entity.

2.07 Capitalization and Ownership. The authorized and issued share capital of the Company consists of 3000 shares, nominal value FF100 per share, all of which, are owned by the Sellers in the proportion set forth in Section 1.01 above, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, or other arrangements, restrictions or limitations of any kind. All of the Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no other equity securities or securities containing any equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of shares by the Company and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares or other securities of the Company of any kind. There are no agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any of its shares.

2.08 Financial Statements.

     (a) Attached as Exhibit B hereto are the audited financial statements of the Company as of December 31, 1998 (the "Annual Financial Statements") which have been certified without reserve by the statutory auditors of the Company, and the unaudited balance sheet as of October 31, 1999 (the "Latest Balance Sheet").

     (b) The Annual Financial Statements and the Latest Balance Sheet are based upon the information contained in the books and records of the Company and fairly present the financial condition of the Company as of the dates thereof and results of operations for the periods referred to therein. The Annual Financial Statements have been prepared in accordance with French generally accepted accounting principles, consistently applied



December 3, 1999                                                              11
                                                                      [Initials]
throughout the periods indicated. The Latest Balance Sheet has been prepared in accordance with French generally accepted accounting principles applicable to unaudited interim financial statements consistently with the Annual Financial Statements and reflect all adjustments necessary to a fair statement of the results for the interim period(s) presented.

     (c) The Annual Financial Statements and the Latest Balance Sheet show the true assets, the true financial situation and the true revenues and results of operations of the Company as of the dates thereof.

2.09 Absence of Undisclosed Liabilities. Except as reflected in the Latest Balance Sheet or as otherwise set forth in the Disclosure Schedule, the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability).

2.10 No Material Adverse Changes. Since October 31, 1999 (the "Balance Sheet Date"), there has been no material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of the Company.

2.11 Absence of Certain Developments. Since the Balance Sheet Date, the Company has not:

     (a) borrowed any amount or incurred or become subject to any liability in excess of FF 50,000, except (i) current liabilities incurred in the ordinary course of business and (ii) liabilities under contracts entered into in the ordinary course of business;

     (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its assets with a fair market value in excess of FF 50,000;

     (c) discharged or satisfied any lien or encumbrance or paid any liability, in each case with a value in excess of FF 50,000, other than current liabilities paid in the ordinary course of business;

     (d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets with a fair market value in excess of FF 50,000, or canceled any debts or claims, in each case, except in the ordinary course of business;

     (e) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, domain names, source code, trade names, copyrights, trade secrets or other intangible assets;

     (f)   disclosed,   to  any  person   other   than   Buyer  and   authorized
representatives of Buyer, any proprietary confidential information, other than pursuant to a confidentiality agreement



December 3, 1999                                                              12
                                                                      [Initials]
prohibiting the use or further disclosure of such information, which agreement is identified in the Disclosure Schedule and is in full force and effect on the date hereof;

     (g) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

     (h) declared or paid any dividends or other distributions with respect to any shares of the Company or redeemed or purchased, directly or indirectly, any shares of the Company or any options;

     (i) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

     (j) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any "insider" (as defined in Section 2.23 hereof) other than employment arrangements otherwise disclosed in this Agreement or the Disclosure Schedule;

     (k) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

     (l) made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or consultant, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any employees;

     (m) made any single capital expenditure or commitment therefor in excess of FF 50,000;

     (n) made any loans or advances to, or guarantees for the benefit of, any persons such that the aggregate amount of such loans, advances or guarantees at any time outstanding is in excess of FF 50,000;

     (o) made any change in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements.

2.12 Title to Properties.

     (a) The Company does not own any real property. The real property described by the office leases (the "Leases") for its office premises at Levallois Perret, France, constitutes all of the real property used or occupied by the Company (the "Real Property").

     (b) The Leases are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the Leases for the term set forth therein. The Company has delivered to Buyer complete and accurate copies of each of the Leases, and



December 3, 1999                                                              13
                                                                      [Initials]
none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. The Company is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor, to the best knowledge of the Company, is any other party to any of the Leases in default.

     (c) The Company owns good and marketable title to each of the tangible properties and tangible assets reflected on the Annual Financial Statements or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens set forth in the Disclosure Schedule, (ii) the properties subject to the Leases and, (iii) assets disposed of since the date of the Annual Financial Statements in the ordinary course of business.

     (d) All of the equipment and other tangible assets necessary for the conduct of the Company's business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation or value of such assets. The Company owns, or leases under valid leases, all equipment and other tangible assets necessary for the conduct of its business.

2.13 Accounts Receivable. Except to the extent of the bad debt reserve reflected on the Latest Balance Sheet, the accounts receivable reflected on the Latest Balance Sheet are valid receivables, are not subject to valid counterclaims or setoffs, and are collectible in accordance with their terms.

2.14 Social Security.

     (a) The Company has duly filed, in timely fashion, all reports and returns required to be filed by it and has duly paid or provided for all contributions and other charges due or claimed to be due from it by any Social Security authorities; the Social Security filings of the Company have not been audited by a Social Security authority; the reserved for Social Security contributions carried on the books of the Company are adequate to cover its Social Security liabilities; since December 31, 1998 the Company has not incurred any Social Security liabilities other than in the ordinary course of business; and there are no pending questions or investigations by a Social Security authority or notice of an anticipated Social Security authority audit relating to, or claims asserted for, contributions by or assessments against the Company.

     The Company has fully paid or has made adequate provisions in its book of account for all Social Security contributions, accrued paid vacation and other costs arising in connection with its employees and all Social Security contributions of any nature whatsoever for which the Company could become liable in respect of its operations up to and including the date of the Latest Balance Sheet. In particular, and without limiting the above, in the event of a Social Security audit in respect of a period covered by the Financial Statements, the Sellers shall be responsible for the payment of any adjustment.

     As used herein, the term "Social Security" shall mean any health and welfare system including, without limitation, the social security system (without limitation, health,


December 3, 1999                                                              14
                                                                      [Initials]
incapacity, pregnancy and childbirth, death, old age, work related illness and accidents, family benefits); mandatory and optional retirement schemes; and unemployment insurance.

2.15 Tax Matters.

     (a) The Company is not a member of any affiliated, combined or unitary group for the filing or payment of Taxes. The Company has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("Returns") required to be filed or sent by it in respect of any "Taxes" (as defined in subsection (p) below) or required to be filed or sent by it by any taxing authority having jurisdiction;
(ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns; (iii) established on its Latest Balance Sheet, in accordance with generally accepted accounting principles, reserves that are adequate for the payment of any Taxes not yet due and payable; (iv) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof and timely and properly withheld from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

     (b) There are no liens for Taxes upon any assets of the Company except for a security interest in the goodwill of the Company as disclosed in the Disclosure Schedule.

     (c) No deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company by any Taxing authority regarding any such Tax, audit or other proceeding, or, to the best knowledge of the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. The Company does not expect the assessment of any additional Taxes of the Company and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company which would exceed the estimated reserves established on its books and records.

     (d) The Company has not requested any extension of time within which to file any Return, which Return has not since been filed.

     (e) All transactions that could give rise to an understatement of income or an underpayment of tax were reported in a manner for which there is substantial authority or were adequately disclosed (or, with respect to Returns filed before the Closing Date, will be reported in such a manner or adequately disclosed) on the Returns required in accordance with the Code.

     (f) The Company has evidence of payment for all taxes, charges, fees, levies, or other assessments of a foreign country paid or accrued from the date of its formation.



December 3, 1999                                                              15
                                                                      [Initials]

     (g) All deductions claimed or reported on all Returns of the Company on account of royalties or similar fees payable with respect to any intellectual property of the Company or any other party are allowable in full.

     (h) For purposes of this Agreement, the term "Taxes" means all taxes, charges, surcharges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, value added, transfer, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, in France or elsewhere, upon the Company.

2.16 Contracts and Commitments.

     (a) The Disclosure Schedule lists the following agreements, whether oral or written, to which the Company is a party, which are currently in effect, and which relate to the operation of the Company's business: (i) national collective bargaining agreement (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan other than mandatory French state plans (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal other than mandatory French state plans; (iv) share purchase or share option plan; (v) contract for the employment of any individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (vi) confidentiality agreement; (vii) contract, agreement or understanding relating to the voting of the Company's ordinary shares or the election of directors of the Company; (viii) agreement relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of the Company; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds FF 50,000; (xi) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds FF 50,000; (xii) contract or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of FF 50,000; (xiii) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days' or less notice without penalty and involving more than FF 50,000; (xiv) contract which prohibits the Company from freely engaging in business anywhere in the world;
(xv) contract for the distribution of the Company's products; (xvi) license agreement or agreement providing for the payment or receipt of royalties or other compensation by the Company; (xii) contract or commitment for capital expenditures in excess of FF 50,000; (xiii) agreement for the sale of any capital asset; or (xix) other agreement which is either material to the Company's business or was not entered into in the ordinary course of business.

     (b) The Company has performed all obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in the Disclosure Schedule and is not in receipt of any claim of default under any contract or commitment


December 3, 1999                                                              16
                                                                      [Initials]
required to be disclosed under such caption; the Company has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and the Company has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

     (c) Prior to the date of this Agreement, Buyer has been supplied with a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, referred to in the Disclosure Schedule, together with all amendments, waivers or other changes thereto.

2.17 Intellectual Property Rights. The Company owns, or is licensed to use, all trademarks, Internet domain names, service marks, trade names, corporate names, copyrights, proprietary rights and processes (the "Intellectual Property") necessary for the Company's business as now conducted. The Company owns no patents and has no pending patent applications. Except as set forth in the Disclosure Schedule, the Company is not obligated to make any material payments by way of royalties, fees or otherwise to any owner or licensor of any patent, trademark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business, or otherwise. The Company has not granted any third party any option, license or other right of any kind to the Intellectual Property. The Company owns or has the unrestricted right to use all trade secrets, including know-how, customer lists, inventions, designs, processes, computer programs and technical data necessary to the development, operation and sale of all products and services sold by it, free and clear of any rights, liens or claims of others. The Company has not received any notice of, nor are there any facts known to the Company which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Company's rights in the Intellectual Property. The Company has not received any communications alleging that the Company has violated any of the patents, trademarks, service marks, trade names, Internet domain names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is the Company aware of any basis for such violation. The Company is not aware that any of its employees, officers, consultants, or contractors are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with the Company's business as conducted or as proposed to be conducted. Neither the execution nor delivery of this Agreement nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute an default under, any contract, covenant or instrument under which any of such employees, officers, consultants or contractors is, to the best of the Company's knowledge, now obligated. The Company has taken and will take reasonable security measures to protect the Intellectual Property.

2.18 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of the Sellers and the Company, threatened against the Company, or before or by any governmental entity or authority, domestic or foreign.

2.19 Complaints. Except as set forth in the Disclosure Schedule, the Company has not received any material customer complaints concerning its products and/or services, nor has it



December 3, 1999                                                              17
                                                                      [Initials]
had to make any material refund to any purchaser thereof, other than for minor, nonrecurring service problems.

2.20 Employees. (a) To the best knowledge of Sellers and the Company, no employee of the Company has any plans to terminate his or its employment; (b) the Company has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours and the payment and withholding of social security and other taxes, and the provisions of any applicable national collective bargaining agreement; (c) the Company has no material labor relations problem pending; (d) to the best knowledge of the Sellers and the Company, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company; and
(e) no employee or former employee of the Company has any claim with respect to any Intellectual Property of the Company. The Disclosure Schedule, lists, as of the date set forth in the Disclosure Schedule, each part-time and full-time employee of the Company and the position, title, remuneration (including any scheduled salary or remuneration increases), commencement date of employment (including any predecessor if tenure has been carried out) and date of birth of each such employee, together with employees on fixed term internship contracts.

2.21 Employee Benefit Plans.

     There  are no  severance  or other  similar  contracts  and no  pension  or retirement benefits, bonus, profit sharing, share purchase or share option plans, Company savings plans or similar benefit plans or arrangements of the Company which provide for any individual or collective terms or benefits to any of its employees beyond the mandatory statutory or regulatory obligations imposed by French law or the applicable national collective bargaining agreement.

2.22 Insurance. The Disclosure Schedule lists and briefly describes each insurance policy maintained by the Company with respect to the Company's properties, assets and operations and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and are issued by insurers of recognized responsibility. The Company is not in default with respect to its obligations under any of such insurance policies.

2.23 Affiliate Transactions. Except as disclosed in the Disclosure Schedule, no shareholder, officer, director or employee of the Company or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than in any publicly-held corporation whose shares are publicly traded and less than one percent of the shares of which is beneficially owned by any of such persons) (collectively "insiders"), has any agreement with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (other than ownership of shares of the Company). None of the insiders has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature. For purposes of this Section 2.23,



December 3, 1999                                                              18
                                                                      [Initials]
the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

2.24 Customers. The Disclosure Schedule lists the customers of the Company for the fiscal year ended 1998 and for the ten-month period ended October 31, 1999 and sets forth opposite the name of each such customer, the approximate percentage of gross sales or purchases by the Company attributable to such customer for each such period.

2.25 Compliance with Laws; Permits.

     (a) The Company and its officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including all data privacy laws and regulations, which materially affect the business of the Company or the Real Property and to which the Company may be subject, and no claims have been filed against the Company alleging a violation of any such laws, regulations or other requirements. The Company is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Buyer after it acquires the Company's properties, assets and business.

     (b) The Company has, in full force and effect, all licenses, permits and certificates, from governmental (domestic or foreign) authorities (including, without limitation, governmental agencies regulating data privacy necessary to conduct its business and own and operate its properties (collectively, the "Permits"). A true, correct and complete list of all the Permits is set forth in the Disclosure Schedule. The Company has conducted its business in compliance with all material terms and conditions of the Permits.

2.26. Environmental and Safety Matters. The Company is not in material violation of any applicable statute, law or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

2.27 Year 2000 Compliance. The Company has adopted and initiated a Year 2000 compliance plan for all software and hardware used by the Company. All software and systems delivered by the Company to customers prior to the date hereof is Y2K Compliant, all software and systems currently being marketed by the Company is Y2K Compliant and the Company's internal systems (both information technology systems and others) are Y2K Compliant. As used herein, "Year 2000 Compliant" shall mean the ability of such software and hardware to (i) consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates; (ii) function accurately in accordance with all documentation without interruption before, during and after January 1, 2000, without any change of operations associated with the advent of the new century; (iii) respond to two digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and (iv) store and provide output of date information in ways that are unambiguous as to century.



December 3, 1999                                                              19
                                                                      [Initials]

2.28 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Sellers or the Company.

1.29 Disclosure This agreement and any written information delivered to Buyer by Sellers or the Company do not contain any misstatement of material fact, or omit to state any fact required to be stated or necessary to make the statements herein or therein not misleading.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to Sellers that:

3.01 Incorporation and Corporate Power. Buyer is a company duly organized and validly existing and in good standing under the laws of British Columbia, Canada, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

3.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

3.03 No Breach. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Association of Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject.

3.04 Governmental Authorities; Consents. Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby except for a declaration of direct foreign investment to be filed with the French Ministry of Economy, Finance and Industry, Treasury Department. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.



December 3, 1999                                                              20
                                                                      [Initials]

3.05 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.


                                   ARTICLE IV

                         COVENANTS OF PRINCIPAL SELLERS


4.01 Non-competition. For so long as he shall remain an employee, director or legal representative of the Company and for a period of two years following the expiration of the last Earn-Out Period during which he was an employee, director or legal representative of the Company, provided such Principal Seller's position with the Company has not been terminated without Cause as defined in section 1.04(i) above, each Principal Seller agrees not to undertake any activity that is competitive with the Business (as defined below) which is conducted or planned to be conducted by the Company at the expiration of such Earn-Out Period. While serving as an employee, officer or director of the Company each Principal Seller shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend such Seller's name or any similar name to, lend such Seller's credit to, in whole or in part with a company or entity which competes with the Business of the Company or its affiliates, anywhere within France or the French speaking part of Switzerland; provided, however, that each Principal Seller may purchase or otherwise acquire up to 2% of any class of securities of any enterprise for investment purposes (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. "Business" shall mean the development, marketing, sale, service or licensing of software designed for the Customer Relationship Management or Electronic Commerce markets. Each Principal Seller agrees that this covenant is reasonable with respect to its duration, geographical area, and scope. If the duration, geographical extent or activities covered by this section 4.01 are held to be in excess of what is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, geographical extent or activities which are valid and enforceable.

4.02 Non-solicitation. For a period of five years following the termination of a Principal Seller's position as an employee, director or legal representative of the Company, said Seller shall not solicit to employ or obtain the services of any of the directors, officers or employees of the Company so long as they are employed by, or serving as an officer, director or legal representative of the Company, without obtaining the prior consent of the Company.

4.03 Remedies for Breach of Restrictive Covenants. Any violation of the restrictive covenants in sections 4.01 and 4.02 above shall result in the forfeit by the breaching Seller of any portion (if any) of the Purchase Price for the Shares not yet received by such Seller, including any Earn-Out Payments, without need for Buyer to send a form cease and desist demand to such Seller. Such remedy is non-exclusive and shall not prevent Buyer from taking any legal action against such Seller in breach of its obligation hereunder to recover



December 3, 1999                                                              21
                                                                      [Initials]
damages and/or notwithstanding section 10.11 to enjoin any breach of the said covenants in any competent court having jurisdiction over the Principal Seller.

                                    ARTICLE V

                                 CLOSING MATTERS

5.01 Conditions Precedent to Buyer's Obligation to Purchase and Principal Sellers' Obligation to Sell the Remaining Shares. The obligation of Buyer and Principal Sellers to consummate the purchase and sale of the Remaining Shares pursuant to section 1.03 of this Agreement on the Second Closing Date is subject to the satisfaction of the following conditions on or before the Second Closing
Date:

(a) Between the First Closing Date and the Second Closing Date the software used by the Company (with the exception of Pivotal software) and the Company's internal systems shall not have experienced any problems relating to Y2K Compliance (as defined in section 2.27 above) which is materially adverse to the Company or to the value of the Shares.

(b) The Principal Sellers shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Second Closing Date.

5.02 Documents to be Delivered on the First Closing Date

     On the First Closing Date, Sellers shall deliver to Buyer all of the following:

     (a) the letters of resignation of Messrs. Pierre Marcel, Philippe Marcel and Alain Ferembach from the board of directors of the Company, such resignations to take place as of the First Closing Date;

     (b) a certified copy of the minutes of the board of directors of the Company approving the Buyer and its nominees as new shareholders of the Company;

     (c) the Company's minute books and share transfer register, duly reflecting the transfer of Shares to Buyer and its designated nominees;

     (d) duly executed share transfer forms in relation to the Shares to be transferred on the First Closing Date in favor of Buyer and such of Buyer's nominees as indicated to Sellers by Buyer prior to the First Closing Date;

     (e) an Agreement in the form set forth in Exhibit B hereto executed by each Seller, with respect to offers and sales of Pivotal Shares within 180 days after Pivotal's Initial Public Offering.

     (f) Wire transfer instructions for the payment of the purchase price for the Shares to Sellers.



December 3, 1999                                                              22
                                                                      [Initials]

5.03 Documents to be Delivered on the Second Closing Date.

     On the Second Closing Date the following documents shall be delivered:

     (a) a certificate signed by the Buyer and the Principal Sellers confirming that the conditions precedent set forth in section 5.02(a) through (b) have been met; and

     (b) duly executed share transfer forms signed by the Principal Sellers in relation to the Shares to be transferred on the Second Closing Date in favor of Buyer or such of Buyer's nominees as indicated to the Principal Sellers prior to the Second Closing Date.


                                   ARTICLE VI

                     COMPLIANCE WITH SECURITIES REGULATIONS

6.01 French Securities Regulations. Each of the Principal Sellers understands and acknowledges that all of the Pivotal Shares issued to the Principal Sellers pursuant to this Agreement will be issued without any notification, Visa or authorization of the French Commission des Operations de Bourse in reliance upon each of following representations and warranties of Principal Sellers:

(a) No offer in respect of the Pivotal Shares was made to the Principal Sellers by Pivotal or any person acting on Pivotal by means of solicitation or advertising or via banking and securities houses or financial stock brokers.

(b) The Pivotal Shares to be acquired by each Principal Seller in connection with this Agreement are being acquired for his own account for investment purposes and not with a view to or in connection with any sale or other distribution thereof, within the meaning and conditions fixed by the French Decree 98-880 dated October 1, 1998 enforcing the provisions of Article 6 of the Ordinance 67-833 of September 28, 1967.

(c) None of the Principal Sellers will make any transfer or assignment of the Pivotal Shares except in compliance with the French Ordinance 67-833 of September 28, 1967 and any other applicable securities law.

(d) Each of the Principal Sellers acknowledges and understands that each certificate representing Pivotal Shares issued to him pursuant to this Agreement shall be endorsed with the following legend, unless Pivotal determines otherwise in compliance with applicable law:

     "NEITHER THE SECURITIES REFERRED TO IN THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED IN FRANCE OR OTHERWISE TRANSFERRED EXCEPT ON CONDITIONS COMPLYING WITH THE ARTICLES 6 AND 7 OF THE ORDINANCE AND IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAW OF THE REPUBLIC IN FRANCE."



December 3, 1999                                                              23
                                                                      [Initials]

6.02 U. S. and Canadian Securities Law Compliance

(a) No Principal Seller (i) is a citizen or resident of the United States or Canada, (ii) was offered securities of Pivotal in connection with this Agreement in the United States or Canada, or (iii) executed or delivered this Agreement in the United States or Canada.

(b) Each Principal Seller is acquiring the Pivotal Shares or any other securities of Pivotal to be issued pursuant to this Agreement solely for his own account and for the purpose of investment, and without a view to resale or distribution thereof, and each Seller further understands that the Pivotal Shares and any other securities of Pivotal issued pursuant to this Agreement have not been registered under the U. S. Securities Act of 1933 (the "U.S. Securities Act"), nor has any prospectus been received with respect thereto under the securities laws of any province of Canada, and, accordingly that such securities may not be offered, sold or otherwise transferred without an exemption from registration under the U.S. Securities Act and an exemption from the prospectus requirements of any applicable Canadian provincial securities laws.

(c) Each Principal Seller understands that the certificate representing any Pivotal Shares to be delivered pursuant hereto shall bear the following legend[s].

     (i) "THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A HOLD PERIOD AND MAY NOT BE TRADED IN BRITISH COLUMBIA UNTIL THE EXPIRY OF THE HOLD PERIOD ON O, 2000: INSERT DATE WHICH IS 12 MONTHS AFTER CLOSING DATE], EXCEPT AS PERMITTED BY THE SECURITIES ACT (BRITISH COLUMBIA) AND THE RULES PROMULGATED THEREUNDER";

     (ii) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."



(d) A certificate containing the legend described in section 6.02(c)(i) above may be exchanged for a certificate without such a legend by delivering such certificate to Pivotal's transfer agent, along with written confirmation from the registered holder thereof that:

     (i) neither the registered holder, nor any beneficial holder of the securities represented by such certificate, is a resident of the Province of British Columbia,



December 3, 1999                                                              24
                                                                      [Initials]

     (ii) the shares represented by such certificate are being sold outside the Province of British Columbia; and

     (iii) the identity of the purchaser of such shares is not known to either the registered or beneficial holder of the shares represented by such certificate or, if the identity of such purchaser is known, such purchaser is not a resident of the Province of British Columbia, Canada.

(e) Each of the Principal Sellers represents and warrants to Pivotal that he or she is not a resident of the Province of British Columbia, Canada.

(f)  Each of the Principal Sellers acknowledges that:

     (i) no securities commission or similar regulatory authority has reviewed or passed on the merits of the Pivotal Shares being issued to the Principal Sellers hereunder;

     (ii)      there is no government or other  insurance  covering such Pivotal
               Shares;

     (iii)     there are risks  associated  with the acquisition of such Pivotal
               Shares;


     (iv) there are restrictions on the Seller's ability to resell the Pivotal Shares and it is the responsibility of the Seller to find out what those restrictions are and to comply with them before selling the Pivotal Shares; and

     (v) Pivotal has advised the Sellers that it is relying on an exemption from the requirements to provide the Sellers with a prospectus in connection with the issuance of the Pivotal Shares and to sell such Pivotal Shares through a person registered to sell securities under the Securities Act (British Columbia) and, as a consequence of acquiring the Pivotal Shares pursuant to such exemption, certain protections, rights and remedies provided by the Securities Act (British Columbia), including statutory rights of rescission or damages, will not be available to the purchaser.

     (vi) Each of the Principal Sellers acknowledge that the Pivotal Shares will bear the following legends:

               "THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A HOLD PERIOD AND MAY NOT BE TRADED IN BRITISH COLUMBIA UNTIL THE EXPIRY OF THE HOLD PERIOD ON O, 2000 : [INSERT DATE WHICH IS 12 MONTHS AFTER CLOSING DATE], EXCEPT AS PERMITTED BY THE SECURITIES ACT (BRITISH COLUMBIA) AND THE RULES PROMULGATED THEREUNDER"



December 3, 1999                                                              25
                                                                      [Initials]

               "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."


                                   ARTICLE VII

                                   TERMINATION

7.01 Termination. This Agreement may be terminated at any time prior to the Second Closing Date:

     (a) by the mutual consent of Buyer and Principal Sellers;

     (b) by either Buyer or Principal Sellers if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement.

7.02 Effect of Termination. In the event of termination of this Agreement by either Buyer or the Principal Sellers as provided in Section 7.01, this Agreement shall become void and there shall be no liability on the part of either Buyer or Principal Sellers, except that Sections 9.01, 9.02 and 9.09 hereof shall survive indefinitely, and except with respect to willful breaches of this Agreement prior to the time of such termination.



                                  ARTICLE VIII

                            SURVIVAL; INDEMNIFICATION


8.01 Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the First or Second Closing, the representations and warranties contained in
Article II and Article III hereof which relate to (i) events, conditions, actions, inactions or facts which have their origin at or prior to the First Closing Date and actions or (ii) commitments of the Sellers expressly set forth in this agreement to be fulfilled after the First Closing Date, shall survive the First Closing Date for a period of three (3) years following the First Closing Date. The foregoing period of



December 3, 1999                                                              26
                                                                      [Initials]
limitation shall, to the extent necessary, extend indefinitely to provisions with respect to Capitalization and Ownership, Tax, Social Security and Employee Benefit Plans as described in Sections 2.07, 2.14, 2.15 and 2.21, respectively.

8.02 Indemnification by Sellers.

     (a) Subject to the limitations of Section 8.02(b), the Principal Sellers agree to indemnify in full Buyer (and, as the case may be, its officers, directors)(collectively, the "Buyer Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), whether or not actually incurred or paid prior to the third anniversary of the First Closing Date (collectively, "Losses"), which Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations and warranties of Sellers contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Sellers pursuant to the terms of this Agreement or otherwise referenced or incorporated in this Agreement (collectively, the "Related Documents"), (ii) any breach of, or failure to perform, any agreement of Seller contained in this Agreement or any of the Related Documents, (iii) any "Claims" (as defined in Section 8.04(a) hereof) or threatened Claims against Buyer or the Company arising out of the actions or inactions of Seller or the Company with respect to the Company's business or the Real Property (collectively, "Buyer Losses"), or (iv) any "Claims" (as defined in Section 8.04(a) hereof) or threatened Claims against Buyer or the Company arising out of the actions or inactions of Sellers or the Company with respect to the provisions identified in Section 8.01 hereof.

     (b) The Principal Sellers shall be liable to the Buyer Indemnified Parties for any Buyer Losses only if Buyer or another Buyer Indemnified Party delivers to Principal Sellers written notice, setting forth in reasonable detail the identity, nature and amount of Buyer Losses related to such claim or claims prior to the third anniversary of the First Closing Date.

8.03 Indemnification by Buyer.

     (a) Subject to the limitations of Section 8.03(b), Buyer agrees to indemnify in full each Principal Seller, (collectively, the "Seller Indemnified Parties") and hold them harmless against any Losses which any of the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations and warranties of Buyer contained in this Agreement or in any of the Related Documents, (ii) any breach of, or failure to perform, any agreement of Buyer contained in this Agreement or any of the Related Documents, or (iii) any Claims or threatened Claims against a Principal Seller arising out of the actions or inactions of Buyer with respect to the Company's business or the Real Property after the Closing (collectively, "Seller Losses").

     (b) Buyer shall be liable to the Seller Indemnified Parties for any Seller Losses only if a Principal Seller or another Seller Indemnified Party delivers to Buyer written notice, setting forth in reasonable detail the identity, nature and amount of Seller Losses related to such claim or claims prior to the third anniversary of the First Closing Date.



December 3, 1999                                                              27
                                                                      [Initials]

8.04 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Buyer Indemnified Party" or "Seller Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

     (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. In the event of any action or proceeding brought or asserted against the Company of which the Principal Sellers have actual knowledge, the Principal Sellers shall promptly provide a notice thereof to Buyers. The failure of an Indemnified Party to give notice to the Indemnifying Party shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within 30 business days after the Notifying Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

     (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within 30 days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice will be conclusively deemed a liability of the



December 3, 1999                                                              28
                                                                      [Initials]

Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Indemnifying Party and the Notifying Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through such negotiations within 60 days after the delivery of the Notifying Party's notice of such claim, such dispute shall be resolved fully and finally in accordance with the arbitration provisions set forth in section 9.11 hereof.

     (c) If a Buyer  Indemnified  Party  shall  give a notice  of a Claim  under
Section 8.04(a) or claim pursuant to Section 8.04(b), such Buyer Indemnified Party may direct Buyer to refrain from paying any portion of the Purchase Price which shall not have been paid, prior to the date thereof, and to refrain from delivering any Pivotal Shares being held pursuant to Section 1.04 hereof until the resolution of the Claim or claim. Buyer (or such Buyer Indemnified Party) shall have the right (but not the obligation) to set off any cash or Pivotal Shares or other property being held pursuant to Section 1.04 or this Section against any liability of Sellers pursuant to this Agreement or at law, with such Pivotal Shares to be valued at the average closing price for Pivotal Shares on Nasdaq (or if not then traded on Nasdaq, on the principal market on which Pivotal Shares are then quoted or traded) for the 20 trading days prior to the date of set off. Neither the exercise nor the failure to exercise this right of set off shall constitute an election of remedies that a Buyer Indemnified Party may have available to it. In the event that it is definitively determined that no amount is due to the Buyer Indemnified Party as a result of any Claim or claim against which Buyer or a Buyer Indemnified Party shall have set off any cash or Pivotal Shares otherwise due or payable to the Principal Sellers, except for breaches of the Principal Sellers' covenants set forth in Sections 4.01 and
4.02 above, Buyer shall pay the Principal Sellers interest on the cash or the value of the Shares from the date when such cash would normally be paid or such Pivotal Shares would have been issued or transferred until the date of actual payment, issue or transfer at then current rate applicable to 90 day U.S. Treasury Bills plus 2 percentage points.

     (d) After the First Closing Date, the rights set forth in this Article VIII shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement and the Related Documents, except for breaches of the Principal Sellers' covenants set forth in Sections 4.01 and 4.02 above. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to either party in connection with this Agreement and the Related Documents. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the non-prevailing party.

8.05 Limitations .

     (a) The indemnification obligations of the Principal Sellers regarding a claim for indemnification hereunder made by the Buyer Indemnified Parties for inaccuracies, or breaches of any representation or warranty in this Agreement, but not for breach of any covenant of Sellers, shall become operative only after the aggregate amount of all valid claims for such indemnification made by the Buyer Indemnified Parties exceeds 300,000 FF (the "Indemnification Threshold"); provided, however, that upon reaching the Indemnification Threshold the



December 3, 1999                                                              29
                                                                      [Initials]

          Principal  Sellers shall be liable to indemnify the Buyer  Indemnified
          Parties   for  all   Indemnification   claims   above  and  below  the
          Indemnification Threshold.

     (b) Only the Principal Sellers shall be liable to the Buyer Indemnified Parties for Indemnification claims made pursuant to this Agreement, but such Indemnification liability shall apply with respect to all of the Shares sold by the Sellers to Buyer and not only those Shares sold by the Principal Sellers. The maximum liability of the Sellers under this Agreement for Indemnification claims made by the Buyer Indemnified Parties shall not exceed the purchase price for the Shares, including the Earn-Out Payments, except in the event of fraud or willful misrepresentation, and each Principal Seller shall be liable only to the extent of his respective percentage interest as set forth in section 1.04 (j) above.

     (c) Any amount due to the Buyer Indemnified Parties as a result of a claim for indemnification hereunder shall be determined after deducting or setting-off (i) any final and indisputable savings of taxes incurred by the Buyer Indemnified Parties or the Company as a result of any indemnified loss and (ii) any recovery from insurers actually received by the Company or the Buyer Indemnified Parties with respect to any indemnified loss.

                                   ARTICLE IX

                                  MISCELLANEOUS

9.01 Press Releases and Announcements. Prior to the Closing Date, neither party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of Sellers without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

9.02 Expenses. Except as otherwise expressly provided for herein, each of Sellers and Buyer will pay all of their own expenses (including attorneys' and accountants' fees (and, in the case of Sellers, the expenses of the Company prior to the First Closing)) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

9.03 Further Assurances. Sellers agree that, on and after the First Closing Date, each of them shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.




December 3, 1999                                                              30
                                                                      [Initials]

9.04 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

9.05 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or mailed by first class mail, return receipt requested, or if sent by facsimile, or other electronic transmission device, with a copy sent by registered mail with acknowledgment of receipt. Notices, demands and communications to Buyer and Sellers will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer:                                  with a copy to:
-----------------                                  ---------------

Pivotal Corporation                                Dorsey & Whitney LLP
300 - 224 West Esplanade                           35 square de Meeus
North Vancouver,                                   1000 Brussels
British Columbia V7M 3M6                           Belgium
Canada

Attention:  Vincent Mifsud                         Attention: Barry D. Glazer



Notices to Sellers:                                with a copy to:
-------------------                                ---------------

Pierre Marcel                                      OJFI-ALEXEN Avocats
10 rue Camille Corot                               47 rue de Monceau
92500 Rueil Malmaison                              75008 Paris
France                                             France

                                                   Attention: Patrick Gentil
Marc Bahda
49, rue de la Federation,
75015 Paris
France

Bernard Wach
12 rue Mouton Duvernet
75014 Paris
France



December 3, 1999                                                              31
                                                                      [Initials]

9.06 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party hereto. Notwithstanding the foregoing, Buyer shall have the right to assign its rights and obligations under this Agreement prior to or subsequent to the Second Closing Date to a wholly owned subsidiary upon providing notice to Principal Sellers in writing, it being understood that subsequent to such assignment Buyer shall guarantee the transfer or issuance of Pivotal Shares to the Principal Sellers in accordance with the terms and conditions of this Agreement.

9.07 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.08 Complete Agreement. This Agreement, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

9.09 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

9.10 Governing Law. The internal law of France, without regard to conflicts of laws principles, will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

9.11 Arbitration. The parties hereby agree to settle any controversy, claim or dispute of whatever nature arising between them under this Agreement or in connection with the transactions contemplated hereunder, including those arising out of or relating to the breach, termination, enforceability, scope or validity hereof, whether such claim existed prior to or arises on or after the First Closing Date, as follows:

     (a) As between the parties to this Agreement or any agent, employee, parent, subsidiary, affiliate, successor or assign of the parties, any dispute, claim or controversy directly or indirectly arising out of or related to this Agreement any of the other documents referred to herein) or the breach, termination or validity, shall be finally settled by arbitration conducted expeditiously in accordance with the UNCITRAL Rules of Arbitration as adopted on April 28 1976 as amended (the "Arbitration Rules"). Within ten (10) business days of the receipt of a list of arbitrators from the International Chamber of Commerce (the "Administrative Body"), the parties shall select a sole independent and impartial arbitrator. If the parties are unable to agree upon an arbitrator within such period, the Administrative Body shall appoint an arbitrator. The arbitrator shall be fully fluent in both English and French. The place of arbitration shall be Paris, and the arbitration shall be conducted in English.



December 3, 1999                                                              32
                                                                      [Initials]

     (b) (i) The arbitrator will issue findings of fact and conclusions of law to support his or her opinion.

          (ii) Except for damages arising out of or related to an intentional breach of warranty or fraudulent representation the arbitrator shall only be empowered to award actual and direct compensatory contract damages, and shall not be empowered to award any special, consequential, incidental, indirect, or punitive damages or any damages related to a tort claim (tort claims being excluded from the present arbitration agreement).

          (iii) Judgment upon the aware rendered by the arbitrator may be entered by any court having jurisdiction thereof and enforced as any other judgment. Any party required to resort to litigation in order to enforce an arbitral award shall be entitled to all costs of suit including reasonable attorneys fees and expenses, together with interest on the arbitral award calculated at the statutory rate for judgments commencing ten (10) days later from the date of the award.

          (iv) The arbitrator's award shall be final and binding upon the parties and appealable only upon a showing that is, on its face, arbitrary, capricious, an abuse of discretion and/or clearly contrary to statutory or settled case law. The party appealing any award shall, if unsuccessful, be responsible for all costs of appeal including reasonable attorneys fees incurred by the other party.

          (v) The arbitrator shall have the power, but not the obligation, to hire an accounting firm or other professional within the financial services industry as an expert in order to assist the arbitrator in issuing findings of fact.

          (vi)  The   arbitration   proceedings   and  all  discovery  shall  be
confidential and neither party shall release any decision rendered by the arbitrator to any third party.

          (vii) The arbitration procedure shall be completed promptly and a decision rendered within four (4) months of the appointment of the arbitrator unless extended in accordance with the Arbitration Rules due to circumstances beyond the control of the parties or the arbitrator or as necessary, to avoid manifest injustice. Discovery shall be limited to that which is directly relevant to the claim or controversy and to key documents and witnesses that are substantive and reasonably necessary to establish a party's claim or defense. Whenever reasonably possible and unless manifestly prejudicial or unfair, affidavits will be substituted for direct testimony.

     (c) Notwithstanding any of the foregoing, the parties recognize that certain business relationships could give rise to the need for one or more of the parties to seek emergency, provisional or summary injunctive relief. Immediately following the issuance of any such relief, the parties agree to the stay of any judicial proceedings pending arbitration of all underlying claims between the parties.

9.12 Official Version. Only the English language of this Agreement shall be considered the official agreement of the parties notwithstanding any translation thereof made by any party to this Agreement. In the event of conflict between this English language version of the Agreement and any translation, the English language version shall control, it being



December 3, 1999                                                              33
                                                                      [Initials]
understood that the intention of the parties will be interpreted on the basis of the English version.







Executed in Paris, France in six original copies as of the date first above written.


By:  BUYER:                                      By: PRINCIPAL SELLERS:
     PIVOTAL CORPORATION
                                                     /s/ Pierre Marcel
                                                     ---------------------------
                                                     PIERRE MARCEL
By: /s/ Vincent Mifsud
    --------------------------
Name: Vincent Mifsud
                                                     /s/ Marc Badha
                                                     ---------------------------
                                                     MARC BADHA
Title: Vice President, Operations and
       Chief Financial Officer
                                                     /s/ Bernard Wach
                                                     ---------------------------
                                                     BERNARD WACH




                                                 OTHER SELLERS:

                                                  /s/ [Illegible]
                                                 -------------------------------

                                                  /s/ [Illegible]
                                                 -------------------------------

                                                  /s/ [Illegible]
                                                 -------------------------------












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